Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – October 20, 2022

FVCBankcorp, Inc. Announces
Record Quarterly and Year-to-Date Earnings for 2022

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported record third quarter 2022 net income of $7.0 million, or $0.48 diluted earnings per share, compared to $4.7 million, or $0.32 diluted earnings per share, for the quarter ended September 30, 2021, an increase of $2.4 million or 50%. Annualized return on average assets was 1.32% and annualized return on average equity was 13.87% for the third quarter of 2022. For the comparable quarterly September 30, 2021 period, annualized return on average assets was 0.91% and annualized return on average equity was 9.18%.

For the nine months ended September 30, 2022, the Company reported record net income of $20.1 million, or $1.36 diluted earnings per share, compared to $15.4 million, or $1.06 diluted earnings per share, for the same period of 2021, a year-over-year increase of $4.7 million, or 30%. For the year-to-date September 30, 2022 period, annualized return on average assets was 1.28% and annualized return on average equity was 13.14% compared to annualized return on average assets of 1.05% and annualized return on average equity of 10.35% for the nine months ended September 30, 2021.

“Our record earnings and solid loan growth are a testament to our dedicated banking teams and our commitment to the relationship driven strategy to increase our loans and deposits while maintaining a strong credit discipline. We continue to strategically deploy technology to create efficiencies and to support our expanding client relationships,” said David W. Pijor, Chairman and CEO. “We are also pleased that we were selected again to the 2022 Piper Sandler Sm-All Stars. Earning this recognition, as a result of our strong financial performance, is a significant accomplishment for our Bank as we celebrate the 15-year anniversary since our organization on November 27, 2007.”

Third Quarter Selected Highlights
• Balance Sheet Growth
o    Loans receivable, net of deferred fees increased $50.2 million, or 12% annualized, for the quarter ended September 30, 2022. For the year-to-date September 30, 2022 period, loans receivable, net of fees, increased $210.6 million, or 14%. During the third quarter of 2022, loan growth was attributable to loan fundings of $98.4 million, net of $47.5 million in loan payoffs, residential mortgage purchases of $51.6 million and a reduction in warehouse line activity of $30.9 million.
o    Core deposits (which excludes wholesale) increased $139.8 million year over year, or 8%, with noninterest-bearing deposits totaling $513.7 million, or 28% of core deposits, at September 30, 2022.

•Solid Asset Quality
o    Nonperforming assets were 0.17% of total assets or $3.7 million at September 30, 2022, compared to 0.18% or $3.6 million at September 30, 2021. The Company recorded net charge-offs of $8 thousand during the third quarter of 2022, all of which pertained to the Company’s purchased unsecured consumer portfolio.
o    Historically low net charge-offs and consistent credit discipline provide the framework for managing rising rates and the ongoing economic uncertainty.

•Improved Earnings Performance
o    Net interest income increased $3.0 million, or 21%, to $17.5 million for the third quarter of 2022, compared to $14.5 million for the same 2021 period. Net interest margin increased 41 basis points to 3.38% for the quarter ended September 30, 2022, compared to 2.97% for the year ago quarter of 2021 and increased 8 basis points compared to 3.30% for the second quarter of 2022.

o    For the three months ended September 30, 2022 and 2021, pre-tax pre-provision income was $9.5 million and $6.5 million, respectively, an increase of $3.0 million or 46% over the prior year quarter. A reconciliation of pre-tax pre-provision income, a non-GAAP financial measure, can be found in the tables below.
o    The efficiency ratio for the three months ended September 30, 2022 was 47.5%, an improvement from 52.3% for the year ago quarter ended September 30, 2021 (when excluding merger-related expenses), a result of increased net interest income and continued use of technology to reduce noninterest expense. A reconciliation of the efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

Balance Sheet
Total assets were $2.2 billion at September 30, 2022, $2.2 billion at December 31, 2021, and $2.0 billion at September 30, 2021. For the year-over-year period, total assets increased $207.1 million, or 10%.

Loans receivable, net of deferred fees, were $1.71 billion at September 30, 2022, $1.50 billion at December 31, 2021, and $1.47 billion at September 30, 2021. Loans receivable, net of deferred fees, increased $210.6 million, or 14%, for the year-to-date 2022 period, and increased $245.4 million, or 17%, year-over-year. For the quarter, loans receivable, net of deferred fees, increased $50.2 million, or 3%. During the third quarter of 2022, the Company originated over $121.6 million in loans, of which, $98.4 million funded, had loan prepayments of $47.5 million, and purchased $51.6 million in consumer real estate loans through ACM. At September 30, 2022, loans outstanding under the warehouse lending facility to ACM totaled $47.8 million, a decrease of $24.2 million, or 34%, from $72.0 million at December 31, 2021. This decrease in warehouse line volume is consistent with residential mortgage loan demand in the Company’s market.

Loans made under the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), net of fees, totaled $3.1 million at September 30, 2022, a decrease from $28.1 million at December 31, 2021, and a decrease from $58.2 million at September 30, 2021.

Investment securities were $282.5 million at September 30, 2022, $358.0 million at December 31, 2021, and $270.2 million at September 30, 2021. Investment securities decreased $75.6 million during the nine months ended September 30, 2022, primarily as a result of principal paydowns of $30.4 million and the decrease in the market value of the portfolio by $52.4 million. The investment securities portfolio consists of primarily mortgage-backed securities which are guaranteed by either the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage association. The decrease in the market value of the investment securities portfolio is driven by the current increasing rate environment and there is no other-than-temporary impairment at September 30, 2022.

Total deposits were $1.89 billion at September 30, 2022, $1.88 billion at December 31, 2021, and $1.71 billion at September 30, 2021. Total deposits increased $5.5 million, or 0.3% annualized, year-to-date, and increased $179.8 million, or 11%, year-over-year. For the quarter, total deposits decreased $37.9 million, or 2%. Noninterest-bearing deposits were $513.7 million at September 30, 2022, or 28% of core deposits, a decrease of $28.1 million for the quarter ended September 30, 2022, and a decrease of $35.0 million, or 6%, year-over-year. Wholesale deposits increased $40.0 million to $75.0 million, representing only 4% of total deposits, at September 30, 2022.

Shareholders’ equity at September 30, 2022 was $194.6 million, a decrease of $15.2 million, compared to $209.8 million at December 31, 2021. The decrease in shareholders’ equity was attributable to a decrease in accumulated other comprehensive income of $37.5 million, which is related to the aforementioned decrease in the market value of the Company’s available-for-sale investment securities portfolio, offset by net income recorded for the nine months ended September 30, 2022 totaling $20.1 million.

Book value per share at September 30, 2022 and December 31, 2021 was $13.91 and $15.28, respectively, reflecting the decrease in accumulated other comprehensive income on the available-for-sale investment securities portfolio. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at September 30, 2022 and December 31, 2021 was $13.35 and $14.70, respectively. Tangible book value per share, excluding accumulated other comprehensive income (a non-GAAP financial measure which is defined in the tables below), at September 30, 2022 and December 31, 2021 was $16.18 and $14.85, respectively. The Company has a share repurchase program under which the Company may purchase up to 1,080,860 shares of the Company’s issued and outstanding shares of common stock, par value $0.01 per share, or approximately 8% of its outstanding common stock at December 31, 2021. The share repurchase program will expire on March 31, 2023, subject to earlier termination of the program by the Board of Directors.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at September 30, 2022, with total risk-based capital of 13.55%, common equity tier 1 risk-based capital of 12.73%, and tier 1 leverage ratio of 11.12%.

Asset Quality

The Company recorded provision for loan losses of $365 thousand for the three months ended September 30, 2022, compared to no provision for the year ago quarter, and $1.2 million for the second quarter of 2022. For the nine months ended September 30, 2022, the Company recorded provision for loan losses of $1.9 million compared to no provision for the same nine-month period of 2021. The increase in the allowance for loan losses for the three months ended September 30, 2022 is primarily related to supporting the growth recorded in the loan portfolio during the third quarter. The Company continues to lend to well-established and relationship-driven borrowers and has a proven track record of low historical credit losses. Since the Company’s inception 15 years ago, cumulative net charge-offs on commercial loans have totaled only $2.7 million, all the while growing the loan portfolio at compound annual growth rates in the double digits.

The Company’s disciplined credit guidelines and low historical charge-offs provide support during the current rising interest rate environment. The Company continues to proactively monitor the impact of interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Credit quality metrics continue to hold strong for the third quarter of 2022 with a marginal increase in specific reserves to $164 thousand at September 30, 2022, up from $85 thousand at June 30, 2022, for certain watchlist loans, resulting from valuation adjustments. The Company recorded net loan charge-offs of $8 thousand during the third quarter of 2022 from its purchased consumer unsecured loan portfolio, compared to net loan recoveries of $4 thousand during the comparable 2021 period. The allowance for loan losses at September 30, 2022 and December 31, 2021 was $15.3 million and $13.8 million, respectively. Allowance coverage to nonperforming loans increased to 417.7% at September 30, 2022, compared to 394.8% for the year ago quarter.

The allowance for loan losses to total loans, net of fees and excluding PPP loans, was 0.89% at September 30, 2022, compared to 0.94% at December 31, 2021. The Company does not record a reserve on ACM’s warehouse lines due to the repurchase agreement in place with ACM, and as such, the allowance for loan losses to total loans when excluding the warehouse lines was 0.92% at September 30, 2022. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 0.93% at September 30, 2022, compared to 0.99% at December 31, 2021.

Nonperforming loans and loans 90 days or more past due at September 30, 2022 totaled $3.7 million comprising of 3 commercial relationships, or 0.17% of total assets. This compares to $3.5 million in nonperforming loans and loans 90 days or more past due at December 31, 2021, or 0.16% of total assets. The Company had no other real estate owned and has one loan totaling $89 thousand that qualifies as a troubled debt restructuring, which is a consumer residential loan.
Income Statement
Net income for the three months ended September 30, 2022 was a record $7.0 million, an increase of $2.4 million, or 50%, compared to $4.7 million for the same period of 2021. For the nine months ended September 30, 2022, net income was $20.1 million, an increase of $4.7 million, or 30%, compared to $15.4 million for the same period of 2021. On a linked quarter basis, net income increased $618 thousand, or 10%, from $6.4 million for the quarter ended June 30, 2022.

For the three months ended September 30, 2022 and 2021, pre-tax pre-provision income (excluding merger-related expenses) was $9.5 million and $6.5 million, respectively, an increase of $3.0 million or 46%. On a linked quarter basis, pre-tax pre-provision income increased $286 thousand, or 3%, from $9.2 million for the three months ended June 30, 2022. Pre-tax pre-provision annualized return on average assets for the three months ended September 30, 2022 and 2021 was 1.77% and 1.27%, respectively. For the nine months ended September 30, 2022 and 2021, pre-tax pre-provision income was $27.0 million and $20.1 million, respectively, an increase of $6.9 million, or 34%. Pre-tax pre-provision annualized return on average assets for the nine months ended September 30, 2022 and 2021 was 1.71% and 1.37%, respectively. A reconciliation of pre-tax pre-provision income, a non-GAAP financial measure, can be found in the tables below.

Net interest income totaled $17.5 million, an increase of $3.0 million, or 21%, for the quarter ended September 30, 2022, compared to the year ago quarter, and increased $739 thousand, or 4%, compared to the second quarter of 2022. Interest income on loans increased $3.1 million, or 19%, for the three months ended September 30, 2022, compared to the same period of 2021, and increased $2.1 million, or 12%, compared to the three months ended June 30, 2022. The increase in interest income for the three months ended September 30, 2022, compared to the year ago quarter is related to an increase in both loan yields and the volume of average loans, which increased $275.8 million, (excluding PPP loans). Loan interest income (excluding PPP interest income) increased $4.2 million, or 28%, for the three months ended September 30, 2022, as compared to the same period of 2021. PPP loan income was $102 thousand for the three months ended September 30, 2022, compared to $1.2 million for the three months ended September 30, 2021, a decrease of $1.1 million, or 92%. On a linked quarter basis, the increase in interest income is due to the increased yield on loans receivable by 28 basis points along with the increase in loan volume during the quarter.

The average yield on total loans for the third quarter of 2022 was 4.64%, compared to 4.36% for the linked quarter ended June 30, 2022, and 4.42% for the year ago quarter. Net deferred fees recognized from PPP loan forgiveness increased the average yield of the loan portfolio for the three months ended September 30, 2022, contributing 2 basis points to the yield, compared to 4 basis points for the second quarter of 2022, and 27 basis points for the quarter ended September 30, 2021.

Interest expense on deposits increased $1.0 million, or 56%, for the three months ended September 30, 2022, compared to the same period of 2021, and increased $995 thousand, or 52%, compared to the three months ended June 30, 2022, all a result of the increasing rate environment.

The cost of deposits, which includes noninterest-bearing deposits, increased 22 basis points to 0.64% for the third quarter of 2022 as compared to 0.42% for the third quarter of 2021, and increased 23 basis points from 0.41% for the linked second quarter of 2022. Cost of interest-bearing deposits for the third quarter of 2022 was 0.88%, compared to 0.61% for the third quarter of 2021, an increase of 27 basis points, or 44%, and compared to 0.57% for the linked quarter ended June 30, 2022, a result of rising interest rates due to contractionary monetary policy being enacted by the Federal Reserve. For the year-to-date period ended September 30, 2022, the Company’s deposit beta is less than 25%. The Company continues to proactively reach out to its deposit clients and discuss funding needs to manage funding costs and expects costs to increase during the fourth quarter of 2022.
For the nine months ended September 30, 2022 and 2021, net interest income was $49.4 million and $42.7 million, respectively, an increase of $6.7 million, or 16%. Interest income increased $6.4 million, or 13%, to $57.3 million for the nine months ended September 30, 2022, as compared to $50.9 million for the comparable 2021 period. PPP loan income contributed $555 thousand to interest income for the nine months ended September 30, 2022, compared to $4.5 million for the nine months ended September 30, 2021, a decrease of $4.0 million, or 88%. Interest expense totaled $8.0 million for the nine months ended September 30, 2022, a decrease of $256 thousand, or 3%, compared to $8.2 million for the comparable 2021 period, primarily a result of the Company redeeming $25 million in subordinated notes during the third quarter of 2021. Interest income includes loan mark accretion on acquired loans totaling $132 thousand and $341 thousand for the nine months ended September 30, 2022 and 2021, respectively.

The Company’s net interest margin increased 41 basis points to 3.38% for the quarter ended September 30, 2022, compared to 2.97% for the quarter ended September 30, 2021. Net interest margin for the three months ended September 30, 2021 was impacted by the recognition of accelerated debt issuance costs of $380 thousand associated with the redemption of the Company’s 2016 subordinated debt issuance, which reduced net interest margin by 8 basis points. On a linked quarter basis, net interest margin increased 8 basis points from 3.30% for the three months ended June 30, 2022. Net interest margin for the nine months ended September 30, 2022 and 2021 was 3.23% and 3.08%, respectively, an increase of 15 basis points. The increase in net interest margin in all periods is primarily due to the repricing of the Company’s variable rate loans as a result of the increased rate environment.

Noninterest income totaled $575 thousand and $1.1 million for the quarters ended September 30, 2022 and 2021, respectively. The Company recorded a net loss of $160 thousand on its membership interest in ACM for the three months ended September 30, 2022, a reflection of the current mortgage environment compared to income of $364 thousand for the year ago quarter. The Company continues to benefit from synergies created by its ACM investment, including warehouse line activity, loan purchases and customer referrals. Fee income from loans was $32 thousand for the quarter ended September 30, 2022, compared to $26 thousand for the third quarter of 2021. Service charges on deposit accounts and other fee income totaled $351 thousand for the third quarter of 2022, a decrease of $71 thousand from the year ago quarter. Income from bank-owned life insurance (“BOLI”) increased $103 thousand to $352 thousand for the three months ended September 30, 2022, compared to $249 thousand for the same period of 2021, as the Company purchased additional BOLI totaling $15 million during the second quarter of 2022.

Noninterest income for the year-to-date period ended September 30, 2022 was $2.8 million, compared to $2.5 million for the 2021 year-to-date period, an increase of $307 thousand, or 12%, which was primarily driven by income recorded from the Company’s membership interest in ACM of $754 thousand for the nine months ended September 30, 2022, compared to $364 thousand for the same period of 2021. The Company’s investment in ACM was effective as of August 31, 2021.

Noninterest expense was $8.6 million and $9.4 million for the quarters ended September 30, 2022 and 2021, respectively. On a linked quarter basis, third quarter 2022 noninterest expense increased $383 thousand, or 5%, from $8.2 million for the quarter ended June 30, 2022. Salaries and benefits expense for the third quarter of 2022 increased $485 thousand as compared to the year ago quarter, which was primarily related to business development staff expansion in addition to market rate adjustments to employee compensation. Compared to the linked quarter, salaries and benefits expense increased $288 thousand for the third quarter of 2022 as the full-time equivalent employee count increased from 126 to 135, as the Company filled vacant positions.

Occupancy and equipment expense decreased $134 thousand during the third quarter of 2022 when compared to the year ago quarter and decreased $136 thousand when compared to the linked quarter. The decrease in occupancy and equipment expense for the third quarter of 2022 was primarily the result of negotiating a lease renewal option for the Company’s operations center at a lower escalation rate, which resulted in a one-time true up of the right of use asset and associated noninterest expense during the quarter. Legal expenses related to loan workouts (which is included in other operating expense on the income statement) decreased $136 thousand for the third quarter of 2022 when compared to the year ago quarter, primarily as a result of reduced workout expenses. Legal expenses related to workouts increased $309 thousand when compared to the linked quarter ended June 30, 2022, primarily a result of legal expense recoveries collected from past nonperforming loans during the second quarter of 2022. In recent years, the Company has more actively pursued loan workouts in an effort to further mitigate credit risk.

For the nine months ended September 30, 2022 and 2021, noninterest expense was $25.3 million and $25.5 million, respectively, a decrease of $277 thousand, or 1%. For the nine months ended September 30, 2022 and 2021, noninterest expense included merger-related expenses totaling $125 thousand and $1.1 million, respectively, associated with the Company’s proposed merger with Blue Ridge Bankshares, Inc., which was mutually terminated by both companies on January 20, 2022. When excluding merger-related expenses, noninterest expense for the nine months ended September 30, 2022 and 2021 was $25.1 million and $24.4 million, respectively, an increase of $705 thousand, or 3%, which was primarily a result of the aforementioned increases in salaries and benefits expenses, offset by a year-over-year decrease in professional fees of $329 thousand, which were attributable to the Company’s membership interest purchase in ACM during 2021.

The efficiency ratio for the quarter ended September 30, 2022, was 47.5%, a 22% improvement from 60.7% for the year ago quarter and a marginal increase from 47.1% for the three months ended June 30, 2022, as the Company increased revenues and continued to leverage technology to improve efficiency. The efficiency ratios, excluding merger-related expenses, for the nine months ended September 30, 2022 and 2021, were 48.1% and 53.5%, respectively, an improvement of 9% year-over-year. A reconciliation of the efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $2.1 million for the three months ended September 30, 2022, compared to $1.4 million for the same period of 2021. The effective tax rates for the three months ended September 30, 2022 and 2021 were 22.9% and 20.0%, respectively. For the nine months ended September 30, 2022 and 2021, provision for income taxes was $5.0 million and $4.3 million, respectively. The effective tax rates for the nine months ended September 30, 2022 and 2021 were 19.8% and 21.8%, respectively, and were less than the Company’s combined federal and state statutory rate of 22.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during 2022 and 2021.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.20 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to: the impact of the COVID-19 pandemic and associated efforts to limit the spread of the virus; general business and economic conditions nationally or in the markets that the Company serves; changes in the level of the Company’s nonperforming assets and charge-offs; changes in the assumptions underlying the establishment of reserves for possible loan losses; the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and the ability to sell collateral upon any foreclosure; credit risk, market risk, and liquidity risk affecting the Company’s securities portfolio, as well as changes in the estimates used to value the securities in the portfolio; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; technological changes, including potential exposure to fraud, negligence, computer theft and cyber-crime; and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

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FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021	6/30/2022	12/31/2021
Selected Balances
Total assets	$2,204,984	$1,997,902			$2,305,905	$2,202,924
Total investment securities	291,540	276,579			314,444	364,410
Total loans, net of deferred fees	1,714,473	1,469,086			1,664,232	1,503,849
Allowance for loan losses	(15,313)	(14,363)			(14,957)	(13,829)
Total deposits	1,889,284	1,709,498			1,927,177	1,883,769
Subordinated debt	19,551	19,551			19,537	19,510
Other borrowings	75,000	25,000			140,000	25,000
Total stockholders’ equity	194,635	204,194			197,599	209,796
Summary Results of Operations
Interest income	$21,091	$17,386	$57,340	$50,940	$19,026	$17,487
Interest expense	3,565	2,907	7,976	8,232	2,239	2,249
Net interest income	17,526	14,479	49,364	42,708	16,787	15,238
Provision for loan losses	365	—	1,900	—	1,185	(500)
Net interest income after provision for loan losses	17,161	14,479	47,464	42,708	15,602	15,738
Noninterest income - loan fees, service charges and other	383	448	1,246	1,427	389	418
Noninterest income - bank owned life insurance	352	249	844	746	254	248
Noninterest income - minority membership interest	(160)	364	754	364	2	1,100
Noninterest expense	8,599	9,426	25,258	25,535	8,216	9,004
Income before taxes	9,137	6,114	25,050	19,710	8,031	8,500
Income tax expense	2,094	1,432	4,970	4,294	1,606	1,983
Net income	7,043	4,682	20,080	15,416	6,425	6,517
Per Share Data
Net income, basic	$0.50	$0.34	$1.44	$1.13	$0.46	$0.48
Net income, diluted	$0.48	$0.32	$1.36	$1.06	$0.43	$0.44
Book value	$13.91	$14.92			$14.14	$15.28
Tangible book value (1)	$13.35	$14.33			$13.58	$14.70
Tangible book value, excluding accumulated other comprehensive losses (1)	$16.18	$14.38			$15.67	$14.85
Shares outstanding	13,991,531	13,686,752			13,970,748	13,727,045
Selected Ratios
Net interest margin (2)	3.38%	2.97%	3.27%	3.08%	3.30%	3.13%
Return on average assets (2)	1.32%	0.91%	1.28%	1.05%	1.21%	1.27%
Return on average equity (2)	13.87%	9.18%	13.14%	10.35%	12.93%	12.55%
Efficiency (3)	47.51%	60.66%	48.38%	56.44%	47.13%	52.95%
Loans, net of deferred fees to total deposits	90.75%	85.94%			86.36%	79.83%
Noninterest-bearing deposits to total deposits	27.19%	32.09%			28.11%	30.86%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$7,043	$4,682	$20,080	$15,416	$6,425	$6,517
Add: Accelerated debt issuance costs	—	380	—	380	—	—
Add: Merger and acquisition expense	—	1,107	125	1,107	—	338
Subtract: Gains on sales of other real estate owned	—	—	—	—	—	(236)
Less: provision for income taxes associated with non-GAAP adjustments	—	(320)	(28)	(320)	—	(23)
Net income, as adjusted	$7,043	$5,849	$20,177	$16,583	$6,425	$6,596
Net income, diluted, on an operating basis	$0.48	$0.40	$1.36	$1.14	$0.43	$0.45
Return on average assets (non-GAAP operating earnings)	1.32%	1.14%	1.28%	1.13%	1.21%	1.29%
Return on average equity (non-GAAP operating earnings)	13.87%	11.46%	13.20%	11.13%	12.93%	12.71%
Efficiency ratio (non-GAAP operating earnings) (3)	47.51%	52.26%	48.14%	53.54%	47.13%	52.35%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	8.50%	9.85%			8.25%	9.19%
Tier 1 leverage (to average assets)	11.12%	10.67%			10.89%	10.53%
Asset Quality
Nonperforming loans and loans 90+ past due	$3,666	$3,638			$3,486	$3,508
Performing troubled debt restructurings (TDRs)	89	94			90	92
Other real estate owned	—	3,866			—	—
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.17%	0.18%			0.15%	0.16%
Nonperforming assets to total assets	0.17%	0.38%			0.15%	0.16%
Nonperforming assets (including TDRs) to total assets	0.17%	0.38%			0.16%	0.16%
Allowance for loan losses to loans	0.89%	0.98%			0.90%	0.92%
Allowance for loan losses to loans, excluding PPP loans	0.89%	1.02%			0.90%	0.94%
Allowance for loan losses to nonperforming loans	417.70%	394.80%			429.06%	394.21%
Net charge-off (recoveries)	$8	$(4)	$415	$594	$(8)	$35
Net charge-offs (recoveries) to average loans (2)	0.00%	0.00%	0.04%	0.05%	0.00%	0.01%
Selected Average Balances
Total assets	$2,141,957	$2,048,531	$2,099,002	$1,954,997	$2,115,813	$2,047,130
Total earning assets	2,057,742	1,935,083	2,016,992	1,852,410	2,038,321	1,932,262
Total loans, net of deferred fees, excluding PPP	1,662,769	1,386,930	1,563,795	1,329,395	1,571,413	1,442,284
Total deposits	1,814,514	1,748,994	1,806,745	1,659,835	1,847,104	1,765,496
Other Data
Noninterest-bearing deposits	$513,711	$548,662			$541,815	$581,293
Interest-bearing checking, savings and money market	1,071,768	910,198			1,166,930	1,071,059
Time deposits	228,805	215,638			183,432	196,417
Wholesale deposits	75,000	35,000			35,000	35,000

(1) Non-GAAP Reconciliation	At September 30,
(Dollars in thousands, except per share data)	2022	2021			6/30/2022	12/31/2021

Total stockholders’ equity	$194,635	$204,194			$197,599	$209,796
Less: goodwill and intangibles, net	(7,849)	(8,124)			(7,914)	(8,052)
Tangible Common Equity	$186,786	$196,070			$189,685	$201,744
Accumulated Other Comprehensive Income (Loss) ("AOCI")	(39,580)	(686)			(29,191)	(2,043)
Tangible Common Equity excluding AOCI	$226,366	$196,756			$218,876	$203,787

Book value per common share	$13.91	$14.92			$14.14	$15.28
Less: intangible book value per common share	(0.56)	(0.59)			(0.56)	(0.58)
Tangible book value per common share	$13.35	$14.33			$13.58	$14.70
Add: AOCI income (loss) per common share	(2.83)	(0.05)			(2.09)	(0.15)
Tangible book value per common share, excluding AOCI	$16.18	$14.38			$15.67	$14.85
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	9/30/2022	6/30/2022	% Change Current Quarter	12/31/2021	9/30/2021	% Change From Year Ago
Cash and due from banks	$11,820	$11,730	0.8%	$24,613	$30,382	-61.1%
Interest-bearing deposits at other financial institutions	56,522	196,187	-71.2%	216,345	122,487	-53.9%
Investment securities	282,479	307,882	-8.3%	358,038	270,207	4.5%
Restricted stock, at cost	9,061	6,562	38.1%	6,372	6,372	42.2%
Loans, net of fees:
Commercial real estate	1,027,562	981,744	4.7%	903,770	868,324	18.3%
Commercial and industrial	207,569	212,813	-2.5%	173,540	161,961	28.2%
Paycheck protection program	3,134	6,443	-51.4%	28,130	58,248	-94.6%
Commercial construction	150,729	161,393	-6.6%	186,912	205,750	-26.7%
Consumer real estate	316,389	292,000	8.4%	201,336	166,721	89.8%
Consumer nonresidential	9,090	9,839	-7.6%	10,161	8,082	12.5%
Total loans, net of fees	1,714,473	1,664,232	3.0%	1,503,849	1,469,086	16.7%
Allowance for loan losses	(15,313)	(14,957)	2.4%	(13,829)	(14,363)	6.6%
Loans, net	1,699,160	1,649,275	3.0%	1,490,020	1,454,723	16.8%

Premises and equipment, net	1,290	1,334	-3.3%	1,584	1,655	-22.1%
Goodwill and intangibles, net	7,849	7,914	-0.8%	8,052	8,124	-3.4%
Bank owned life insurance (BOLI)	55,016	54,663	0.6%	39,171	38,924	41.3%
Other real estate owned	—	—	0.0%	—	3,866	-100.0%
Other assets	81,787	70,358	16.2%	58,729	61,162	33.7%

Total Assets	$2,204,984	$2,305,905	-4.4%	$2,202,924	$1,997,902	10.4%

Deposits:
Noninterest-bearing	$513,711	$541,815	-5.2%	$581,293	$548,662	-6.4%
Interest-bearing checking	710,599	787,011	-9.7%	739,046	588,650	20.7%
Savings and money market	361,169	379,919	-4.9%	332,013	321,548	12.3%
Time deposits	228,805	183,432	24.7%	196,417	215,638	6.1%
Wholesale deposits	75,000	35,000	114.3%	35,000	35,000	114.3%
Total deposits	1,889,284	1,927,177	-2.0%	1,883,769	1,709,498	10.5%

Other borrowed funds	75,000	140,000	-46.4%	25,000	25,000	200.0%
Subordinated notes, net of issuance costs	19,551	19,537	0.1%	19,510	19,551	0.0%
Other liabilities	26,514	21,592	22.8%	64,849	39,659	-33.1%

Stockholders’ equity	194,635	197,599	-1.5%	209,796	204,194	-4.7%

Total Liabilities & Stockholders’ Equity	$2,204,984	$2,305,905	-4.4%	$2,202,924	$1,997,902	10.4%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	9/30/2022	6/30/2022	% Change Current Quarter	9/30/2021	% Change From Year Ago
Net interest income	$17,526	$16,787	4.4%	$14,479	21.0%
Provision for loan losses	365	1,185	-69.2%	—	100.0%
Net interest income after provision for loan losses	17,161	15,602	10.0%	14,479	18.5%

Noninterest income:
Fees on loans	32	43	-25.6%	26	23.1%
Service charges on deposit accounts	241	230	4.8%	278	-13.3%
BOLI income	352	254	38.6%	249	41.4%
(Loss) income from minority membership interest	(160)	2	-8,100.0%	364	-144.0%
Other fee income	110	116	-5.2%	144	-23.6%
Total noninterest income	575	645	-10.9%	1,061	-45.8%

Noninterest expense:
Salaries and employee benefits	5,202	4,914	5.9%	4,717	10.3%
Occupancy and equipment expense	676	812	-16.7%	810	-16.5%
Data processing and network administration	595	550	8.2%	520	14.4%
State franchise taxes	509	509	0.0%	496	2.6%
Professional fees	235	288	-18.4%	356	-34.0%
Merger and acquisition expense	—	—	0.0%	1,107	-100.0%
Other operating expense	1,382	1,143	20.9%	1,420	-2.7%
Total noninterest expense	8,599	8,216	4.7%	9,426	-8.8%
Net income before income taxes	9,137	8,031	13.8%	6,114	49.4%
Income tax expense	2,094	1,606	30.4%	1,432	46.2%
Net Income	$7,043	$6,425	9.6%	$4,682	50.4%

Earnings per share - basic	$0.50	$0.46	9.5%	$0.34	47.1%
Earnings per share - diluted	$0.48	$0.43	10.3%	$0.32	48.8%
Weighted-average common shares outstanding - basic	13,987,792	13,969,937		13,682,727
Weighted-average common shares outstanding - diluted	14,772,099	14,869,724		14,611,735

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$7,043	$6,425		$4,682
Add: Merger and acquisition expense	—	—		1,107
Add: Accelerated debt issuance costs	—	—		380
Subtract: provision for income taxes associated with non-GAAP adjustments	—	—		(320)
Net Income, Operating earnings (non-GAAP)	$7,043	$6,425		$5,849
Earnings per share - basic (non-GAAP operating earnings)	$0.50	$0.46		$0.43
Earnings per share - diluted (non-GAAP operating earnings)	$0.48	$0.43		$0.40

Return on average assets (non-GAAP operating earnings)	1.32%	1.21%		1.14%
Return on average equity (non-GAAP operating earnings)	13.87%	12.93%		11.46%
Efficiency ratio (non-GAAP operating earnings)	47.51%	47.13%		52.26%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$7,043	$6,425		$4,682
Add: Provision for loan losses	365	1,185		—
Add: Accelerated debt issuance costs	—	—		380
Add: Income tax expense	2,094	1,606		1,432
Pre-tax pre-provision income	$9,502	$9,216		$6,494
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.68	$0.66		$0.47
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.64	$0.62		$0.44

Return on average assets (non-GAAP operating earnings)	1.77%	1.74%		1.27%
Return on average equity (non-GAAP operating earnings)	18.71%	18.55%		12.73%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	For the Nine Months Ended
	9/30/2022	9/30/2021	% Change From Year Ago
Net interest income	$49,364	$42,708	15.6%
Provision for loan losses	1,900	—	100.0%
Net interest income after provision for loan losses	47,464	42,708	11.1%

Noninterest income:
Fees on loans	159	74	114.9%
Service charges on deposit accounts	706	768	-8.1%
BOLI income	844	746	13.1%
Income from minority membership interest	754	364	107.1%
Other fee income	381	585	-34.9%
Total noninterest income	2,844	2,537	12.1%

Noninterest expense:
Salaries and employee benefits	15,094	13,723	10.0%
Occupancy and equipment expense	2,328	2,437	-4.5%
Data processing and network administration	1,688	1,633	3.4%
State franchise taxes	1,527	1,487	2.7%
Professional fees	884	1,213	-27.1%
Merger and acquisition expense	125	1,107	-88.7%
Other operating expense	3,612	3,935	-8.2%
Total noninterest expense	25,258	25,535	-1.1%
Net income before income taxes	25,050	19,710	27.1%
Income tax expense	4,970	4,294	15.7%
Net Income	$20,080	$15,416	30.3%

Earnings per share - basic	$1.44	$1.13	27.5%
Earnings per share - diluted	$1.36	$1.06	28.2%
Weighted-average common shares outstanding - basic	13,930,314	13,636,066
Weighted-average common shares outstanding - diluted	14,785,257	14,555,113

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$20,080	$15,416
Add: Merger and acquisition expense	125	1,107
Add: Accelerated debt issuance costs	—	380
Subtract: provision for income taxes associated with non-GAAP adjustments	(28)	(320)
Net Income, Operating earnings (non-GAAP)	$20,177	$16,583
Earnings per share - basic (non-GAAP operating earnings)	$1.45	$1.22
Earnings per share - diluted (non-GAAP operating earnings)	$1.36	$1.14

Return on average assets (non-GAAP operating earnings)	1.28%	1.13%
Return on average equity (non-GAAP operating earnings)	13.20%	11.13%
Efficiency ratio (non-GAAP operating earnings)	48.14%	53.54%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$20,080	$15,416
Add: Provision for loan losses	1,900	—
Add: Accelerated debt issuance costs	—	380
Add: Income tax expense	4,970	4,294
Pre-tax pre-provision income	$26,950	$20,090
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$1.93	$1.47
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$1.82	$1.38

Return on average assets (non-GAAP operating earnings)	1.71%	1.37%
Return on average equity (non-GAAP operating earnings)	17.64%	13.49%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	6/30/2022			6/30/2022			9/30/2021
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable net of fees (1)
Commercial real estate	$1,003,052	$11,195	4.46%	$940,338	$10,215	4.35%	$858,179	$8,902	4.15%
Commercial and industrial	180,111	2,419	5.37%	174,210	2,086	4.79%	114,605	1,432	5.00%
Paycheck protection program	4,752	102	8.55%	9,718	169	6.94%	79,225	1,205	6.08%
Commercial construction	156,429	2,163	5.53%	174,896	2,067	4.73%	211,656	2,641	4.99%
Consumer real estate	272,849	2,879	4.22%	208,072	2,025	3.89%	151,454	1,549	4.05%
Warehouse facilities	40,873	407	3.99%	64,570	505	3.13%	39,507	278	2.81%
Consumer nonresidential	9,455	179	7.57%	9,327	176	7.53%	11,529	210	7.29%
Total loans	1,667,521	19,344	4.64%	1,581,131	17,243	4.36%	1,466,155	16,217	4.42%

Investment securities (2)(3)	349,407	1,578	1.81%	357,540	1,586	1.77%	225,519	1,082	1.92%
Interest-bearing deposits at other financial institutions	40,814	171	1.66%	99,650	200	0.81%	243,409	89	0.15%
Total interest-earning assets	2,057,742	21,093	4.10%	2,038,321	19,029	3.73%	1,935,083	17,388	3.59%

Non-interest earning assets:
Cash and due from banks	4,958			4,716			24,325
Premises and equipment net	1,344			1,452			1,544
Accrued interest and other assets	92,985			85,433			101,963
Allowance for loan losses	(15,072)			(14,109)			(14,384)

Total Assets	$2,141,957			$2,115,813			$2,048,531

Interest-bearing liabilities:
Interest checking	$737,907	$1,320	0.71%	$794,757	$1,007	0.51%	$616,422	$845	0.54%
Savings and money market	314,105	727	0.92%	329,831	446	0.54%	308,092	344	0.44%
Time deposits	213,845	752	1.41%	177,525	446	1.01%	233,539	618	1.05%
Wholesale deposits	41,957	93	0.88%	35,000	(2)	(0.03)%	35,000	41	0.46%
Total interest-bearing deposits	1,307,814	2,892	0.88%	1,337,113	1,897	0.57%	1,193,053	1,848	0.61%

Other borrowed funds	81,902	415	2.01%	27,418	84	1.23%	25,000	89	1.41%
Subordinated notes net of issuance costs	19,542	258	5.23%	19,528	258	5.30%	43,889	970	8.77%
Total interest-bearing liabilities	1,409,258	3,565	1.01%	1,384,059	2,239	0.65%	1,261,942	2,907	0.92%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	506,700			509,991			555,941
Other liabilities	22,910			22,998			26,581

Stockholders’ equity	203,089			198,765			204,067

Total Liabilities and Stockholders' Equity	$2,141,957			$2,115,813			$2,048,531

Net Interest Margin		17,528	3.38%		16,790	3.30%		14,481	2.97%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income for the three months ended September 30, 2022 and 2021 is $2 and $2, respectively. For the three months ended June 30, 2022, the taxable equivalent adjustment to interest income is $2.
(3)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Nine Months Ended
	9/30/2022			9/30/2021
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$952,824	$30,856	4.32%	$812,623	$25,913	4.25%
Commercial and industrial	167,429	6,149	4.90%	111,844	4,124	4.92%
Paycheck protection program	11,243	555	6.59%	126,310	4,511	4.76%
Commercial construction	170,483	6,379	4.99%	214,798	7,449	4.62%
Consumer real estate	214,996	6,566	4.07%	158,582	4,818	4.05%
Warehouse lending	48,690	1,167	3.20%	18,712	390	2.78%
Consumer nonresidential	9,373	522	7.43%	12,836	694	7.21%
Total loans	1,575,038	52,194	4.42%	1,455,705	47,899	4.39%

Investment securities (2)(3)	354,778	4,737	1.78%	178,148	2,846	2.13%
Interest-bearing deposits at other financial institutions	87,176	417	0.64%	218,557	205	0.13%
Total interest-earning assets	2,016,992	57,348	3.79%	1,852,410	50,950	3.67%

Non-interest earning assets:
Cash and due from banks	6,811			18,575
Premises and equipment, net	1,452			1,559
Accrued interest and other assets	88,096			97,020
Allowance for loan losses	(14,349)			(14,567)

Total Assets	$2,099,002			$1,954,997

Interest-bearing liabilities:
Interest checking	$743,193	$3,323	0.60%	$568,742	$2,304	0.54%
Savings and money market	319,871	1,522	0.64%	294,730	1,019	0.46%
Time deposits	192,099	1,640	1.14%	239,332	2,257	1.26%
Wholesale deposits	37,344	134	0.48%	38,553	123	0.43%
Total interest-bearing deposits	1,292,507	6,619	0.68%	1,141,357	5,703	0.67%

Other borrowed funds	44,982	584	1.73%	25,000	257	1.37%
Subordinated notes, net of issuance costs	19,529	773	5.29%	44,037	2,272	6.90%
Total interest-bearing liabilities	1,357,018	7,976	0.78%	1,210,394	8,232	0.91%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	514,238			518,478
Other liabilities	23,990			27,516

Stockholders’ equity	203,756			198,609

Total Liabilities and Stockholders' Equity	$2,099,002			$1,954,997

Net Interest Margin		49,372	3.27%		42,718	3.08%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income was $8 and $10 for the nine months ended September 30, 2022 and 2021, respectively.
(3)The average balances for investment securities includes restricted stock.